EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (“Agreement”) is made and entered into as of _____________, 2007 by and among Small World Kids, Inc., a Nevada corporation (the “Parent”), SMALL WORLD TOYS, a California corporation (“Subsidiary”) (the Parent and the Subsidiary, each a “Company” and collectively the “Companies”), the investors listed on Exhibit A attached hereto (each a “Purchaser” and collectively the “Purchasers”).

RECITALS

A. The Companies are willing to sell to the Purchasers secured subordinated convertible notes (the “Notes”) in the face amount of not less than $833,332 (the “Face Amount”) with an investment amount of not less than $750,000 (the “Investment Amount”), upon the terms and subject to the conditions set forth in this Agreement.

B. Purchasers desire to purchase the Notes from the Companies upon the terms and subject to the conditions set forth in this Agreement.

C. The capitalized terms used in this Agreement shall have the meanings assigned to them in Annex A.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Companies and Purchasers hereby agree as follows:

1.  Issuance of the Notes and Warrants.

 1.1  Note Terms. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties contained herein, the Companies, in consideration for the receipt of the Investment Amount, agree to issue to Purchasers, and each Purchaser, severally and not jointly, agrees to purchase and accept from the Companies a Note in the amount of its Face Amount. Interest on the Face Amount shall accrue and be payable monthly in arrears until March 31, 2008, at which time all accrued and unpaid interest, and the unpaid Face Amount, shall become immediately due and payable. The Notes will be convertible into shares of Class A-2 Convertible Preferred Stock of the Parent (the “Class A-2 Preferred Stock”) at a conversion price of $1.00 per share. The Notes shall be substantially in the form of Exhibit B.

(a)  Stock Purchase Warrants. Concurrently with the issuance of the Notes, the Companies hereby agree to issue to each Purchaser a Class A-2 Preferred Stock Purchase Warrants (each a “Warrant” and collectively, the “Warrants”) providing fifty percent (50%) warrant coverage with respect to the Face Amount of such Purchaser’s Note and having an Exercise Price of $1.00 per share of Class A-2 Preferred Stock. The Warrants shall be substantially in the form of Exhibit C.

 1.2  Closing.

(a)  The initial closing of the issuance of the Notes and the Warrants (the “Closing”) shall take place remotely via exchange of the documents and signatures by 5:00 p.m. P.D.T. on April 20, 2007, at such other time and place as the Companies and Purchasers mutually agree upon, orally or in writing (which time and place and designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)  At each Closing, the Companies shall deliver the Notes and the Warrants to Purchasers, and Purchasers shall pay to the Companies their respective Investment Amounts.

(c)  The date of the Closing is referred to herein as the Closing Date.

2.  Security Interest.

 2.1  Grant of Security Interest. To secure prompt payment to Purchasers of the Obligations, each Company hereby assigns, pledges and grants to Purchasers, to the extent of their respective interests, a continuing security interest in and Lien upon all of the Collateral. The security interest granted to Purchasers hereunder shall be of even priority and in pari passu with the security interest granted to Purchasers pursuant to that certain Note Purchase Agreement, dated as of October 6, 2006, as amended.

 2.2  Perfection of Security Interest. Each Company hereby authorizes Purchasers, to the extent of their respective interests, to file any financing statements, continuation statements or amendments thereto that (a) indicate the Collateral (i) as all assets and personal property of such Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment.

 2.3  Non-Exclusive License. Each Company hereby grants to Purchasers, to the extent of their respective interests, an irrevocable, non-exclusive license (exercisable upon the termination of this Agreement due to an occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Company) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Company, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded.

3.  Purchaser’s Representations and Warranties. Each Purchaser, severally but not jointly, hereby represents and warrants to the Companies as follows:

 3.1  Investment Purposes; Compliance With Securities Act. Purchaser is acquiring its Note, and upon conversion thereof, the shares of Class A-2 Preferred Stock issuable upon such conversion (the “Note Shares”), and the Warrants, and upon exercise thereof, the shares of Class A-2 Preferred Stock issuable upon such exercise (the “Warrant Shares”) (collectively, the “Securities”) for its own account, for investment only and not with a view towards, or in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the Securities Act of 1933, as amended (the “Securities Act”).

 3.2  Accredited Purchaser Status. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. Purchaser is a sophisticated purchaser and has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of an investment made pursuant to this Agreement.

 3.3  Reliance on Exemptions. Purchaser understands the Securities are being offered and sold to in reliance on specific exemptions from the registration requirements of the applicable United States federal and state securities laws and that the Companies are relying upon the truth and accuracy of, and each Purchaser’s compliance with, the representations, warranties, acknowledgments, understandings, agreements and covenants of Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of Purchasers to acquire the Securities.

 3.4  Information. Purchaser and the advisors of the Purchaser, if any, have been furnished with all material information relating to the business, finances and operations of the Company and material information relating to the offer and sale of the Securities that have been requested by the Purchaser. Purchaser and Purchaser’s advisors, if any, have been afforded the opportunity to ask all questions of the Companies as they have in their discretion deemed advisable.

 3.5  Transfer or Resale. Purchaser understands that: (i) none of the Securities has been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless either (a) subsequently registered thereunder or (b) Purchaser shall have delivered to the Parent an opinion by counsel reasonably satisfactory to the Parent, in form, scope and substance reasonably satisfactory to the Parent, to the effect that the Note, the Note Shares, the Warrant or the Warrants Shares, as the case may be, to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, and (ii) except as expressly provided herein, neither the Companies nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

 3.6  Authority, Validity and Enforceability. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and is the valid and binding agreement of Purchaser enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, liquidation, or similar laws relating to, or affecting, generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

4.  Representations and Warranties of the Company. Each Company, jointly and severally, hereby represents and warrants to Purchasers as follows:

 4.1  Organization and Qualification. It is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdictions or organization. It has the corporate power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, (i) to execute and deliver this Agreement and the Ancillary Agreements, (ii) to issue and sell the Notes and the Notes Shares upon conversion of the Notes, (iii) to issue and sell the Warrants and the Warrant Shares upon exercise of the Warrants, and (iv) to carry out the provisions of this Agreement and the Ancillary Agreements and to carry on its business as presently conducted. It is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

 4.2  Capitalization.

(a)  The authorized capital stock of the Parent, as of the date hereof, consists of the following: 115,000,000 shares, of which 100,000,000 are shares of Common Stock, par value $0.001 per share, 5,410,575 shares of which are issued and outstanding, and [15,000,000] are shares of Convertible Preferred Stock, no par value, of which 12,000,000 shares of 6% Class A-1 Convertible Preferred Stock are authorized and 10,312,703 shares are issued and outstanding, 5,000,000 shares of 10% Class A Convertible Preferred Stock are authorized and 2,500,000 shares are issued and outstanding, and 2,500,000 shares of Class A-2 Convertible Preferred Stock are authorized and no shares are issued and outstanding.

(b)  Except as disclosed on Schedule 4.2, other than: (i) the shares reserved for issuance upon the Parent’s stock option plans; and (ii) shares which may be issued pursuant to this Agreement and the Ancillary Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Companies of any of its securities. Except as disclosed on Schedule 4.2, neither the offer, issuance or sale of any of the Notes or Warrants or the issuance of any of the Note Shares or Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Companies outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

(c)  All issued and outstanding shares of the Companies’ Common Stock and Preferred Stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d)  The rights, preferences, privileges and restrictions of the shares of Common Stock and Preferred Stock are as stated in the Certificate of Incorporation, as amended by Certificate(s) of Designation (collectively, the “Charter”) of the Companies. The Note Shares and the Warrant Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Parent’s Charter, the Note Shares and the Warrant Shares will be validly issued, fully paid and non-assessable and will be free of any liens or encumbrances; provided, however, that such Note Shares and Warrant Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

 4.3  Authorization; Binding Obligations. All corporate action on its part (including its officers and directors) necessary for the authorization of this Agreement and the Ancillary Agreements, the performance of all of its obligations hereunder and under the Ancillary Agreement on the Closing Date and, the authorization, issuance and delivery of the Notes and the Warrants have been taken or will be taken prior to the Closing Date. This Agreement and the Ancillary Agreements, when executed and delivered and to the extent it is a party there, will be its valid and binding obligations enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights; and (ii) general principals of equity that restrict the availability of equitable or legal remedies. The issuance of the Notes and the subsequent conversion of the Notes for the Note Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Warrants and the subsequent exercise of the Warrants for the Warrant Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

 4.4  Liabilities. Neither it nor any of its Subsidiaries has any liability, except current liabilities incurred in the ordinary course of business and liabilities disclosed in any Exchange Act Filings.

 4.5  Agreements. Except as set forth on Schedule 4.5 or as disclosed in any Exchange Act Filings:

(a)  There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which it or any of its Subsidiaries is a party or to its knowledge by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, it or any of its Subsidiaries in excess of $50,000 (other than obligations of, or payments to, it or any of its Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from it (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution or its or any of its Subsidiaries’ products or services; or (iv) indemnification by it or any of its Subsidiaries with respect to infringements of proprietary rights.

(b)  Since December 31, 2006 (the “Balance Sheet Date”) neither it nor any of its Subsidiaries has: (i) declared or paid any dividend or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or other liabilities (other than ordinary course obligations) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate, except for draw downs under the existing credit facilities provided by Laurus Master Fund, Ltd. (“Laurus”) and Horizon Financial Services Group USA (“Horizon”); (iii) made any loans or advances to any Person not in excess, individually or in the aggregate, of $100,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed or any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

 4.6  Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 4.6, it and each of its Subsidiaries has good and marketable title to its and their respective properties and assets, and good title to its and their leasehold interests, in each case subject to no Liens. All facilities, Equipment, Fixtures, vehicles and other properties owned, leased or used by it or any of its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth on Schedule 4.6, it and each of its Subsidiaries is in compliance with al material terms of each lease to which it is a party or otherwise bound.

 4.7  Intellectual Property.

(a)  It and each of its Subsidiaries owns or possesses sufficient legal rights to all Intellectual Property necessary for their respective businesses as now conducted and, to its knowledge as presently proposed to be conducted, without any known infringement of the right of others. There are no outstanding options, licenses or agreements of any kind relating to its or any of its Subsidiaries’ Intellectual Property, nor is it or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person other than such licenses or agreements arising from the purchase of “of the shelf” or standard products.

(b)  Neither it nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries has violated the Intellectual Property or other proprietary rights or any other Person, nor is it or any of its Subsidiaries aware of any basis therefore.

(c)  Neither it nor any of its Subsidiaries believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by it or any of its Subsidiaries, except for inventions, trade secrets or proprietary information that have been rightfully assigned to it or any of its Subsidiaries.

 4.8  Compliance with Other Instruments. Neither it nor any of its Subsidiaries is in violation or default of (i) any term of its Charter or Bylaws, or (ii) any provisions of any indebtedness, mortgage, indenture, contract, agreement, or instrument to which it is a party or by which it is bound or any judgment, decree, order or writ, which violation or default, in the cause of this clause (ii) has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements to which it is a party, and the issuance of the Notes and the Warrants and the other Securities each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any Lien upon any of its or any of its Subsidiary’s properties or assets or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to it or any of its Subsidiaries, their businesses or operations or any of their assets or properties.

 4.9  Compliance with Laws; Permits. Neither it nor any of its Subsidiaries is in violation of the Sarbanes-Oxley Act of 2002 or any regulation or rule promulgated thereunder or any rule or regulation related thereto adopted at any time by the Securities and Exchange Commission (the “SEC”) or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registration or declarations are required to be filed in connection with the execution and delivery of this Agreement and any Ancillary Agreement and with the issuance of any of the Securities, except as such as have been duly and validly obtained or file, or with respect to any filings that must be made after the Closing Date, as will be filed in a timely manner. It and each of its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

 4.10  SEC Reports. Except as set forth on Schedule 4.10, the Companies have filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). The Companies have furnished, or when they are filed will furnish, Purchasers with copies of: (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and (ii) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, (collectively, the “SEC Reports”). Except as set forth on Schedule 4.10, each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations and cash flows of the Companies and Subsidiaries, or a consolidated basis, as of, and for, the periods presented in each such SEC Report.

 4.11  Absence of Certain Changes. Since December 31, 2006, there has been no material adverse change in the business, properties,  operation, financial condition, results of operations or prospects of the Companies.

 4.12  Absence of Litigation. Except as set forth on Schedule 4.12, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein.

 4.13  Registration Rights. Except as set forth on Schedule 4.13, and except as disclosed in Exchange Act Filings, neither it nor any of its Subsidiaries is presently under any obligation, and neither it nor any of its Subsidiaries has granted any rights, to register any of its or any of its Subsidiaries’ presently outstanding securities or any of its securities that may hereafter be issued.

 4.14  Valid Offering. Assuming the accuracy of the representations and warranties of Purchasers contained in this Agreement, the offer and issuance of the Notes and the Warrants, the offer and issuance of the Note Shares upon the conversion of the Notes, and the offer issuance of the Warrant Shares upon exercise of the Warrants, will be exempt for the registration requirements of the Securities Act, and will have been registered or qualified (or exempt from registration and qualification) under the registration, permit or qualification requirement of all applicable state securities laws.

 4.15  No Integrated Offering. Neither it nor any of its subsidiaries or Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made ay offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any Ancillary Agreement to be integrated with prior offerings by it for purposes of the Securities Act which would prevent it from issuing such Securities, or any of them, pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will it or any of its Affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

 4.16  Stop Transfer. The Securities are restricted securities as of the date of this Agreement. Neither Company will issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption form registration is available, except as required by state and federal securities laws.

 4.17  Dilution. It specifically acknowledges that the Parent’s obligation to issue the Note Shares upon conversion of the Notes and the Warrant Shares upon exercise of the Warrants is binding upon the Parent and enforceable regardless of the dilution such issuances may have on the ownership interests of other shareholders of the Parent.

 4.18  Patriot Act. It certifies that, to the best of its knowledge, neither it nor any of its Subsidiaries, has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. It hereby acknowledges that Purchasers seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, it hereby represents and warrants and covenants that: (i) none of the cash or property that it or any of its Subsidiaries will pay or will contribute to Purchasers has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by it or any of its Subsidiaries to Purchasers, to the extent that they are within its or any such Subsidiary’s control shall cause Purchasers to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. It shall promptly notify Purchasers if any of these representations, warranties and covenants cease to be true and accurate regarding it or any of its Subsidiaries. It shall provide Purchasers with any additional information regarding it and each Subsidiary thereof that Purchasers deem necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. It understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties and covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, Purchasers may undertake appropriate action to ensure compliance with applicable law and regulation, including, but not limited to, segregation and/or redemption of Purchasers’ investment in it. It further understands that Purchasers may release confidential information about it and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if Purchasers, in their sole discretion, determine that it is in their best interests in light of relevant rules and regulations under the laws set for in subsection (ii) above.

 4.19  Company Name; Location of Offices. Schedule 4.19 sets forth each Company’s name as its appears in official filings in the state of its organization, the type of entity of each Company, the organizational identification number issued by each Company’s state of organization or a statement that no such number has been issued, each Company’s state of organization, and the location of each Company’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth on Schedule 4.19, such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth on Schedule 4.19, no company has been known as or conducted business in any other name (including trade names). Each Company has only one state of organization.

 4.20  Full Disclosure. Neither this Agreement or the Ancillary Agreements nor the exhibits or schedules hereto or thereto nor any other document delivered by it to Purchasers or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact not omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

5.  Negative Covenants. So long as any Obligations are owed under the Notes, without the prior written consent of Purchasers holding at least a majority in Face Amount of the Notes issued hereunder (the “Majority Purchasers”), neither of the Companies shall:

 5.1  Incur Indebtedness. Incur any debt for borrowed money except for indebtedness owing to Laurus, Horizon and St. Cloud Capital Partners, L.P. (“St. Cloud”) as such facilities may exist from time to time, including any extensions or modifications thereto, and existing obligations owed to Eddy Goldwasser;

 5.2  Distributions. Make any cash payments in respect of its capital stock whether by dividends, redemption or otherwise;

 5.3  Sell or Encumber Assets. Sell, transfer, mortgage, assign, pledge, lease, exchange, grant a security interest in, or encumber any such Company’s assets, except to Purchasers, Laurus, St. Cloud or otherwise in the ordinary course of business;

 5.4  Change of Business. Engage in any business activities substantially different than those in which such Company is presently engaged, or cease operations, liquidate, merge, transfer, acquire, or consolidate with any other entity or dissolve;

 5.5  Change Name or Location. Change its legal name or trade name or any location of it chief executive offices, corporate offices, warehouses or other locations of Collateral.

6.  Conditions to Issuance and Acceptance of the Notes and the Warrants.

 6.1  Conditions to Companies’ Obligations to Issue the Notes and the Warrants. The obligations of the Companies hereunder are subject to the satisfaction, on or before the Closing, unless otherwise specified, of each of the following conditions, provided that these conditions are for the Companies’ sole benefit and may be waived by the Companies at any time in its sole discretion:

(a)  Each Company and Purchaser shall have executed this Agreement and all of the Ancillary Agreements as to which it is a party.

(b)  The representations and warranties of Purchasers shall be true and correct in all material respects as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date). Purchasers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement and the Ancillary Agreements to be performed, satisfied or complied with by Purchasers at or prior to the Closing.

(c)  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

(d)  All consents, approval, authorizations and orders required to be obtained and all registrations, filings and notices required to be made with or given to any regulatory authority or person as provided herein shall have been made.

(e)  Purchasers shall execute such reasonable subordination agreements with Laurus, St. Cloud and the Goldwassers necessary to affirm that the Obligations of the Company under the Notes are and will continue to be subordinated to existing indebtedness owed to Laurus, St. Cloud and the Goldwassers.

(f)  The Companies shall have received the requisite consent and approval from the holders of the Class A-1 Convertible Preferred Stock to the creation of the Class A-2 Preferred Stock.

 6.2  Conditions to Purchasers’ Obligation to Accept the Notes and the Warrants. The obligations of Purchasers are subject to the satisfaction, on or before the Closing, unless otherwise specified, of each of the following conditions, provided that these conditions are for the sole benefit of Purchasers and may be waived by Purchasers at any time in their sole discretion:

(a)  Each Company and Purchaser shall have executed this Agreement and all Ancillary Agreements as to which it is a party.

(b)  The representations and warranties of the Companies shall be true and correct in all material respects as of the Closing (except for representations and warranties that speak as of a specific date). The Companies shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement and the Ancillary Agreements to be performed, satisfied or complied with by the Companies at or prior to the Closing. The Purchaser may require a certificate, executed by the Chief Executive Officer of each of the Companies, dated as of the Closing, to the foregoing effect and as to such other matters as may be reasonably requested by Purchasers.

(c)  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

(d)  All consents, approval, authorizations and orders required to be obtained and all registrations, filings and notices required to be made with or given to any regulatory authority or person as provided herein shall have been made.

(e)  The Company shall have executed and delivered to the Purchasers a First Amended and Restated Registration Rights Agreement substantially in the form of Exhibit D.

(f)  The Companies shall have received the requisite consent and approval from the holders of the Class A-1 Convertible Preferred Stock to the creation of the Class A-2 Preferred Stock.

(g)  With respect to the initial Closing, the Company shall have received Investment Amounts aggregating at least $750,000.

7.  Expenses. The Companies shall jointly and severally pay all of Purchasers’ out-of-pocket costs and expenses, including reasonable fees and disbursements of in-house or outside counsel and appraisers, in connection with (i) the preparation, execution and delivery of this Agreement and the Ancillary Agreements; (ii) any amendments hereto or thereto or consents proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; (iii) the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matters in nay way arising out of, related to or connected with this Agreement or any Ancillary Agreement; and (iv) any attempts to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral.

8.  Event of Default. Any one or more of the following events shall constitute an “Event of Default” by the Companies under this Agreement:

 8.1  Payment Default. If the Companies fails to pay, within three days after the date such payment is due, any of the Obligations;

 8.2  Covenant Default.

(a)  If either of the Companies fails to perform any obligation (other than payment obligations) under this Agreement or any of the Ancillary Agreements within thirty days after the Companies have been given notice thereof, provided, however, that if the default cannot by its nature be cured within such thirty period or cannot after diligent attempts by the Companies be cured within such thirty day period, and such default is likely to be cured within a reasonable time, then the Companies shall have an additional reasonable period (which shall not in any case exceed an additional thirty days so that the total duration of the cure period will not exceed sixty days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default; or

(b)  If there occurs any circumstance or circumstances that would reasonably be expected to have a Material Adverse Effect;

(c)  If any portion of either of the Companies’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty days, or if either of the Companies is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of either of the Companies’ assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of either Company’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty days after notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the Companies;

(d)  If either Company becomes Insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty days;

(e)  If there is any Event of Default under any agreement with or obligation owed by either Company to Laurus, Horizon, St. Cloud or Goldwasser and such Event of Default has not been cured or waived; or

(f)  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any Ancillary Agreement or in any exhibit hereto or thereto or any certificate delivered to Purchasers pursuant to this Agreement or any Ancillary Agreements.

8.3  Change of Control. If there is a Change of Control which has not been approved by the Majority Purchasers.

9.  Purchasers’ Rights and Remedies.

 9.1  Rights and Remedies. Upon the occurrence of an Event of Default and the giving of any notice required pursuant to Section 8, the Majority Purchasers may without further notice of their election and without demand, do any one or more of the following, all of which are authorized by the Companies:

(a)  Declare all Obligations, whether evidenced by this Agreement or any of the Ancillary Agreements, or otherwise, immediately due and payable;

(b)  Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that the Majority Purchasers reasonably consider advisable;

(c)  Make such payments and do such acts as the Majority Purchasers considers necessary or reasonable to protect its security interest in the Collateral. The Companies agree to assemble the Collateral if the Majority Purchasers so require, and to make the Collateral available to the Majority Purchasers as the Majority Purchasers may designate. The Companies authorize any representative of the Majority Purchasers to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in the Majority Purchasers’ determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of the Companies’ owned premises, the Companies hereby grant any authorized representative of the Majority Purchasers a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Majority Purchasers’ rights or remedies provided herein, at law, in equity, or otherwise;

(d)  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. The Majority Purchasers are hereby granted a license or other right to use, without charge, the Companies’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Majority Purchasers’ exercise of its rights hereunder, the Companies’ rights under all licenses and all franchise agreements shall inure to the benefit of the Majority Purchasers;

(e)  Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Companies’ premises) as the Majority Purchasers determine is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order the Majority Purchasers deem appropriate;

(f)  Any Purchaser may credit bid and purchase at any public sale; and

(g)  Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Companies.

 9.2  Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, the Companies hereby irrevocably appoints the Majority Purchasers, or their authorized representative, as the Companies’ true and lawful attorney to: (i) send requests for verification of Accounts or notify account debtors of the Purchasers’ security interest in the Accounts; (ii) endorse the Companies’ names on any checks or other forms of payment or security that may come into the Majority Purchasers’ possession; (iii) sign Companies’ names on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (iv) dispose of any Collateral; (v) make, settle, and adjust all claims under and decisions with respect to the Companies’ policies of insurance; (vi) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which the Majority Purchasers determine to be reasonable; (vii) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (viii) to transfer the Intellectual Property Collateral into the name of the Majority Purchasers or their authorized representative or a third party to the extent permitted under the UCC. The appointment of the Majority Purchasers or their authorized representative as the Companies’ attorney in fact, and each and every one of their rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed.

 9.3  Accounts Collection. At any time upon the occurrence and during the continuance of an Event of Default, the Majority Purchasers or their authorized representative may notify any Person owing funds to any of the Companies of Purchasers’ security interest in such funds and verify the amount of such Account. The Companies shall collect all amounts owing to the Companies for the Purchasers, receive in trust all payments as the Purchasers’ trustee, and immediately deliver such payments to the Majority Purchasers of their authorized representative in their original form as received from the account debtor, with proper endorsements for deposit.

 9.4  Purchasers’ Expenses. If the Companies fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement or any Ancillary Agreements, then the Majority Purchasers or their authorized representative may do any or all of the following after reasonable notice to the Companies: (i) make payment of the same or any part thereof; or (ii) obtain and maintain insurance policies of the type typically carried by the Companies, and take any action with respect to such policies as the Majority Purchasers deem prudent. Any amounts so paid or deposited by any Purchasers shall be immediately due and payable, and shall bear interest at the then applicable default rate under the Notes, and shall be secured by the Collateral. Any payments made by or on behalf of any Purchasers shall not constitute an agreement by Purchasers, or any of them, to make similar payments in the future or a waiver by Purchasers of any Event of Default under this Agreement or any Ancillary Agreements.

 9.5  Liability for Collateral. So long as Purchasers are not grossly negligent and do not engage in willful misconduct, Purchasers shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Companies.

 9.6  Remedies Cumulative. Purchasers’ rights and remedies under this Agreement and any Ancillary Agreements shall be cumulative. Purchasers shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Purchasers, or any of them, of one right or remedy shall be deemed an election, and no waiver by Purchasers, or any of them. of any Event of Default on the Companies’ part shall be deemed a continuing waiver. No delay by Purchasers, or any of them, shall constitute a waiver, election, or acquiescence by it. No waiver by Purchasers, or any of them, shall be effective unless made in a written document signed by the Majority Purchasers on behalf of Purchasers and then shall be effective only in the specific instance and for the specific purpose for which it was given.

 9.7  Demand; Protest. Each Company hereby waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Purchasers on which such Company may in any way be liable.

10.   Legends. The Securities, when issued, shall bear the following legend, or a substantially similar legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD ,PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

11.   Waiver of Jury Trial; Alternative Proceedings.

 11.1  Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANIES AND PURCHASERS EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

 11.2   Judicial Reference. If and only if the jury trial waiver set forth in Section 11.1 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

(a)  Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any Ancillary Agreement, other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen days after the date on which a party to this Agreement or any of the Ancillary Agreements gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning this Agreement or any of the Ancillary Agreements, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in Los Angeles County (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen days after the Claim Date, the parties shall request that the Presiding Judge of the Court (or his or her representative) promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Purchasers (acting together)) and the Companies (acting together) shall each have one peremptory challenge pursuant to CCP § 170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety days of the date of selection. The referee will have power to expand or limit the amount of discovery the parties may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP § 644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. The parties may take depositions upon seven days written notice, and shall respond to requests for production or inspection of documents within ten days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(b)  Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses.

(c)  The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

(d)  If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §§ 1280 through 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.

 12.    Further Assurance. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

 13.    Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Agreement, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Agreement (including also all Exhibits or Schedules hereto) or the transaction(s) contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

 14.    Notices. Any notices required or permitted to be given under the terms of this Amendment shall be sent by U.S. Mail or delivered personally or by courier or via facsimile (if via facsimile, to be followed within three business days by an original of the notice document via U.S. Mail or courier) and shall be effective five days after being placed in the mail, if mailed, certified or registered, return receipt requested, or upon receipt, if delivered personally or by courier or by facsimile, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to any Company:	Small World Kids, Inc. 5711 Buckingham Parkway Culver City, California 90230 Attention: Debra Fine Fax Number: 310-258-1194

With a copy to:	Troy & Gould 1801 Century Park East, 16th Floor Los Angeles, California 90067 Attention: David L. Ficksman, Esq. Fax Number: 310-789-1490

If to Purchasers:	at their respective addresses indicated on the signature page or on Exhibit A

With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis, LLP 1900 Main Street, 5th Floor Irvine, California 92614 Attention: James E. McCormick III, Esq. Fax Number: 949-553-8354

Each party shall provide written notice to the other party of any change in address.

 15.    Headings; Gender, Etc. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of this Agreement. As used herein, the masculine shall refer to the feminine and neuter, the feminine to the masculine and neuter, and the neuter to the masculine and feminine, as the context may require. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby,” shall refer to this entire Agreement and not only to the Section or paragraph in which such word appears. If any date specified herein falls upon a Saturday, Sunday or public or legal holidays, the date shall be construed to mean the next business day following such Saturday, Sunday or public or legal holiday. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or public or legal holiday.

 16.    Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

 17.    Survival. The representations and warranties of the Companies and Purchasers contained in Sections 3 and 4 and the agreements and covenants set forth in herein and in the Ancillary Agreements- shall survive the Closing of the purchase and sale of the Notes and the Warrants.

 18.    Remedies. No provision of this Agreement providing for any specific remedy to a party shall be construed to limit such party to the specific remedy described, and any other remedy that would otherwise be available to such party at law or in equity shall be so available. Nothing in this Agreement shall limit any rights a party may have with any applicable federal or state securities laws with respect to the transactions contemplated hereby.

 19.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Companies nor Purchasers shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent shall not be unreasonably withheld), and in any event any assignee of Purchasers shall be an “accredited investor” (as defined in Regulation D), in the written opinion of counsel who is reasonably satisfactory to the Parent, and such assignment shall be in form, substance and scope reasonably satisfactory to the Parent. Notwithstanding anything herein to the contrary, Purchasers may pledge their Notes as collateral for a bona fide loan with a third party lender, and such pledge shall not be considered an assignment in violation of this Agreement so long as it is made in compliance with all applicable law.

 20.    No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

 21.    Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and signature pages from such counterparts have been delivered.

 22.    Entire Agreement; Amendments. This Agreement, the Ancillary Agreements, and any exhibits hereto or thereto and any certificates required to be delivered by this Agreement or the Ancillary Agreements, contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Companies nor Purchasers makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement or the Ancillary Agreements may be waived or amended other than by an instrument in writing signed by the Companies and the Majority Purchasers, which amendment or waiver shall be binding on all Purchasers.

 IN WITNESS WHEREOF, the Companies and the Administrative Agent have caused this Agreement to be duly executed as of the date first written above.

THE COMPANIES: SMALL WORLD KIDS, INC.

By:
Name: Debra Fine Title: Chief Executive Officer

SMALL WORLD KIDS, INC.
Date:	By:
Name: Debra Fine
Title: Chief Executive Officer

IN WITNESS WHEREOF, the undersigned Purchaser has caused this Note Purchase Agreement to be duly executed as of the date first written above.

PURCHASER: By: Name: Title: Address: Attention: Fax Number: (____) Face Amount of Note: $ Investment Amount of Note: $

ANNEX A

DEFINITIONS

“Accounts” means all “accounts”, as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“Affiliate” means, with respect to any Person, (a) any other Person (other than one of the Subsidiaries) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” has the meaning given such term in the Preamble.

“Ancillary Agreements” means, the Notes, the Warrants, the First Amended and Restated Registration Rights Agreement, the Subordination Agreements required to be executed and delivered pursuant to the Agreement, the Notes, the Note Purchase Agreement, dated as of October 6, 2006, as amended, or the Notes issued pursuant thereto, and all other agreements, instruments, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements and guarantees whether heretofore, concurrently, or hereafter executed by or on behalf of any Company, any of its Subsidiaries or any other Person or delivered to either Purchaser, relating to this Agreement or to the transaction contemplated by this Agreement or otherwise relating to the relationship between or among any Company and the Purchasers, as the same may be amended, supplemented, rested or otherwise modified from time to time.

“Assets” has the meaning given such term in Section 4.13.

“Balance Sheet Date” has the meaning given such term in Section 4.5(b).

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.

“CCP” has the meaning given such term in Section 12.2(a).

“Change of Control” means a change in ownership or control of either of the Companies effected through any of the following transactions: (i) a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of the Parent’s outstanding securities become beneficially owned, directly or indirectly, by a person or related group of persons (other than a person or related group of persons that, immediately prior to such transaction, directly or indirectly controlled, was controlled by, or was under common control with, the Parent; (ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of either or both of the Companies’ assets to any person or related group of persons (other than a person or related group of persons that, immediately prior to such transaction, directly or indirectly controlled, was controlled by, or was under common control with, the Parent); or (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than either Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Parent), of beneficial ownership (within the meaning of Rule 13-d3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Parent’s outstanding securities from a person or persons other than the Parent.

ANNEX A

“Charter” has the meaning given such term in Section 4.2(e).

“Claim” has the meaning given such term in Section 12.2(a).

“Claim Date” has the meaning given such terms defined in Section 12.2(a).

“Closing” has the meaning given such terms defined in Section 1.3.

“Closing Date” has the meaning given such terms defined in Section 1.3.

“Collateral” means all of each Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests including all of the following property in which it now has or at any time in the future may acquire any right, title or interest: (a) all Inventory; (b) all Equipment; (c) all Fixtures; (d) all Goods; (e) all General Intangibles; (f) all Accounts; (g) all Deposit Accounts, other bank accounts and all funds on deposit therein; (h) all Investment Property; (i) all Stock; (j) all Chattel Paper; (k) all Letter-of-Credit Rights; (l) all Instruments; (m) all commercial tort claims; (n) all Books and Records; (o) all Intellectual Property (including, without limitation, all Patents and Trademarks); (p) all Supporting Obligations, including letters of credit and guarantees issued in support of Accounts, Chattel Paper, General Intangibles and Investment Property; (q) (i) all money, cash and cash equivalents and (ii) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Purchasers for the account of any Company (whether for safekeeping, custody, pledge, transmission or otherwise); and ® all products and Proceeds of all or any of the foregoing, tort claims and all claims and other rights to payment (i) including insurance claims against third parties for loss of, damage to, or destruction or, the foregoing Collateral and (ii) payments due or to become due under leases, rentals and hires of any or all of the foregoing and Proceeds payable thereunder, or unearned premiums with respect to policies of insurance in whatever form.

“Common Stock” means the shares of stock representing the Parent’s common equity interests.

“Company” and “Companies” have the meanings given such terms in the Preamble.

“Equipment” means all “equipment” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, Fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description that may be now or hereafter used in such Person’s operations or that are owned by such Person or in which such Person may have an inters, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

“Event of Default” means the occurrence of any of the events set forth in Section 8.

“Exchange Act” has the meaning given such term in Section 4.10.

“Exchange Act Filings” means the Parent’s filings under the Exchange Act made prior to the date of this Agreement.

“Face Amount” has the meaning given such term in Recital A.

“Fixtures” means all fixtures” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time in the United States of America.

DEFINITIONS

“General Intangibles” means all “general intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all right, title and interest that such Person may now or hereafter have in or under any contract, all Payment Intangibles, customer lists, Licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance polices (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, instruments and other property in respect of or in exchange for pledged Stock and Investment Property, and rights of indemnification.

“Goldwasser” means Eddy Goldwasser and Gail S. Goldwasser, Trustee of the Gail S. Goldwasser and Mark Chatinsky Family Trust.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

“Horizon” has the meaning given such term in Section 4.5(b).

“Instruments” means all “instruments”, a such term is defined in the UCC, now or hereafter acquired by any Person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all patents, trademarks, service marks, trade names, copyrights, trade secrets, Licenses, information and other proprietary rights and processes.

“Inventory” means all “inventory” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or at to be finished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Amount” has the meaning given such term in Recital C.

“Laurus” has the meaning given such term in Section 4.5(b).

“License” means any rights under any written agreement now or hereafter acquired by any Person to sue any trademark, trademark registration, copyright, copyright registration or invention for which a patent is in existence or other license of rights or interests now held or hereafter acquired by any Person.

“Liens” means any mortgage, deed of trust, pledge, security interest, assignment, charge or encumbrance, lien, or other type of preferential arrangement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of any Company or any of its Subsidiaries (taken individually or as a whole), (b) any Company’s or any of its Subsidiary’s inability to pay or perform Obligations in accordance with there terms of the Agreement or any Ancillary Agreement, (c) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien, or (d) the practical realization of the benefits of Purchasers’ rights and remedies under this Agreement and the Ancillary Agreements.

DEFINITIONS

“Notes” has the meaning given such term in Recital A.

“Note Shares” has the meaning given such term in Section 3.1.

“Obligations” means all loans, liabilities, obligations, covenants and duties owning by each Company and each of its Subsidiaries to the Purchasers (including the Purchasers pursuant to that certain Note Purchase Agreement, dated as of October 6, 2006, as amended) of every kind and description (whether or nor evidenced by the Notes or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortuous, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including any debt, liability or obligation owing from any Company and/or each of its Subsidiaries to other which Purchasers have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in the Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), charges or other payments each Company and each of its Subsidiaries is required to make by law or otherwise arising under or as a result of this Agreement, the Ancillary Agreements or otherwise, together with all reasonable expenses and reasonable attorneys’ fees chargeable to the Companies” or any of their Subsidiaries’ accounts or incurred by the Purchasers in connection therewith.

“Patents” means all registered and pending applications and those patents which are hereafter adopted or acquired by a Company or any of its Subsidiaries, and all right, title and interest therein and thereto, and all registrations.

“Parent” has the meaning given such term in the Preamble.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefic corporation, entity or government (whether federal, state, county, city, municipal or other wide, including any instrumentality, division, agency, body or department thereof) and shall include such Person’s successors and assigns.

“Purchaser” and “Purchasers” have the meanings given such terms in the Preamble.

“SEC” has the meaning given such term in Section 4.9.

“SEC Reports” has the meaning given such term in Section 4.10.

“Securities” has the meaning given such term in Section 3.1.

“Securities Act” has the meaning given such term in Section 3.1.

“Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by an Person, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“St. Cloud” has the meaning given such term in Section 5.1.

“Subsidiary” has the meaning given such term in the Preamble and also includes, with respect to any Person, (i) any other Person whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors or other governing body of such other Person, are owned, directly or indirectly, by such Person or (ii) any other Person in which such Person owns, directly or indirectly, more than 50% of the equity interests at such time.

DEFINITIONS

“Subsidiaries” is the plural of Subsidiary.

“Trademarks” mean the registered trademarks and pending applications of a Company or any of its Subsidiaries (whether on an intent to use basis or otherwise) and those trademarks which are hereafter adopted or acquired by a Company or any of its Subsidiaries, and all right, title and interest therein and thereto, and all registrations, applications, and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any foreign country, all whether now owned or hereafter acquired by a Company or its Subsidiaries.

“UCC” means the Uniform Commercial Code as the same may, from time to time be in effect in the State of California; provided, that in the event that, buy reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Purchasers Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related o such provisions; provided, further, that to the extent that UCC is used to define any term herein or in any Ancillary Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Divisions 9 shall govern.

“Warrant” and “Warrants” have the meanings given such terms in Section 1.2.

“Warrant Shares” has the meaning given such term in Section 3.1.

Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given to them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied. All other terms used in this Agreement and defined in the UCC shall have the meaning given therein unless otherwise defined herein.

DEFINITIONS

SCHEDULE 4.2

Capitalization Table and Beneficial Ownership

Small World Kids, Inc. Capitalization Current	Total	%	Common Stock	Warrants	Class A-1 Convertible Preferred Shares	Convertible Debentures	Options
Gamma Opportunity Capital Partners LP Class A	765,485	3.5%		415,485	350,000
Gamma Opportunity Capital Partners LP Class C	765,485	3.5%		415,485	350,000
Bushido Capital Master Fund LP	1,758,243	8.1%		830,970	927,273
SWT Investments, LLC	1,297,673	6.0%	1,297,673	-
SBI Advisors	331,178	1.5%	93,678	237,500	-
Russell and Debra Fine as Co-Trustees of the Fine Family Trust	2,201,879	10.1%	1,721,543	3,063	477,273
SWT, LLC	5,112,241	23.6%		204,082	4,908,159
Strome Offshore Ltd.	134,400	0.6%		134,400
Phoenix Capital Opportunity Fund, LP	70,000	0.3%	70,000
St. Cloud Capital Partners, LP	762,500	3.5%	81,250	118,750		562,500
David Marshall, Inc.	1,146,718	5.3%	1,146,718		-
Sid Marshall Enterprises	391,818	1.8%	206,500	3,500	181,818
David L. Ficksman and Maxine B. Ficksman, as trustees of the Ficksman Family Trust	37,726	0.2%	37,726
Cambria Capital	128,977	0.6%		128,977
Jon Larrick	50,000	0.2%	50,000
Curried Clover LLC	249,809	1.2%	249,809
Frontera Group, LLC	564,952	2.6%	64,077	875	500,000
Edward Kummer	15,613	0.1%	15,613
Jark Holdings, LLC	39,591	0.2%	16,426	438	22,727
Lawrence S. Bond	15,613	0.1%	15,613
Robert J. Bond	15,613	0.1%	15,613
Mathew Marshall	31,226	0.1%	31,226
Charlene and Steve Ustin Revocable Trust	62,452	0.3%	62,452
Juliette Trattne	54,333	0.3%	54,333
The Pindus Family Trust	47,955	0.2%	1,625	875	45,455
Laurus Master Funds, LTD	1,721,185	7.9%		1,721,185
George Karfunkel	227,273	1.0%			227,273
Michael Karfunkel	227,273	1.0%			227,273
C.E. Unterberg, Towbin Capital Partners 1, L.P.	554,545	2.6%		100,000	454,545
The Shebson Trust	90,909	0.4%			90,909
Bart Gurewitz	31,818	0.1%			31,818
John Nelson	31,818	0.1%			31,818
The UCLA Foundation (Gifted by John Matise)	31,818	0.1%			31,818
Trinad Capital Master Fund	454,545	2.1%			454,545
HIT Credit Union	290,909	1.3%			290,909
Hong Kong League Central Credit Union	788,636	3.6%			513,636	275,000
PCCW Credit Union	104,545	0.5%			104,545
Vintage Filings LLC	90,909	0.4%			90,909
Kershaw Makie & Company	37,500	0.2%		12,500		25,000
David Fuchs	67,614	0.3%		67,614
Public Float	178,700	0.8%	178,700
Options - Directors and Employees	722,000	3.3%					722,000
					-

Total	21,703,477	100.0%	5,410,575	4,395,699	10,312,703	862,500	722,000

SCHEDULE 4.2

SCHEDULE 4.5

List of Agreements

All material agreements have been disclosed and attached as exhibits to Parent’s Form 10-Ks, Form 10-Qs and Form 8-Ks.

SCHEDULE 4.5

SCHEDULE 4.6

Pledged Assets

•	Credit Facility between Small World Toys, as Borrower and Laurus Master Fund, Ltd. as Lender is secured by all of the assets of Small World Kids, Inc. and its Subsidiaries.

•	Note Purchase Agreement, as amended, with St. Cloud Capital Partners, L.P. as Purchaser is secured by all of the assets of Small World Toys.

•	1,667 shares of Small World Toys have been pledged to Eddy Goldwasser to secure one promissory note dated May 20, 2004 to Mr. Goldwasser.

•
Purchase Order Revolving Credit Line from Horizon Financial Services Group USA that is collateralized by a security interest, junior in position to that of senior lender, Laurus Master Fund, Ltd., to the assets related to the PO Credit Line transactions.

•
$330,000 Notes issued to Hong Kong League Central Credit Union and Kershaw Mackie & Company pursuant to the Note Purchase Agreement, dated as of October 6, 2006, is secured by all of the assets of the Companies.

SCHEDULE 4.6

SCHEDULE 4.7

Intellectual Property

The Companies have received notice that the collapsible soccer net it had been selling may infringe the patent rights of a third-party. The Companies intend to discontinue the sale of this item.

SCHEDULE 4.7

SCHEDULE 4.10

SEC Reports Exceptions

None.

SCHEDULE 4.10

SCHEDULE 4.11

Litigation

•	Ryan Yanigihara, the Parent’s former controller, has filed a complaint with the US Department of Labor alleging violation of Section 806 of the Sarbanes-Oxley Act protecting whistle-blowers.

•	See also disclosure on Schedule 4.7.

SCHEDULE 4.11

SCHEDULE 4.13

Outstanding List Of Registration Rights

•
The Company filed a Registration Statement on Form S-1 on June 15, 2006 and Amendment Number 1 on October 4, 2006 with the SEC complying with all registration rights obligations through the date of filing.

•	Subsequent to June 15, 2006, the Company sold $50,000 of Class A-1 Preferred Stock that has piggy-back registration rights.

•
The Company is a party to a Registration Rights Agreement, dated as of October 6, 2006, with Hong Kong Central League Credit Union, Kershaw Mackie & Company and SBI Advisors, LLC, which agreement has been or will be amended and wholly restated as part of the First Amended and Restated Registration Rights Agreement with Hong Kong Central League Credit Union, Kershaw Mackie & Company and SBI Advisors, LLC and the Purchasers

SCHEDULE 4.13

SCHEDULE 4.19

List of Names and Locations

Small World Kinds, Inc., a Nevada corporation, EIN 86-0678911

Corporate location: 5711 Buckingham Parkway, Culver City, CA 90230

Small World Toys, a California corporation

Office headquarters: 5711 Buckingham Parkway, Culver City, CA 90230

Warehouse location: 24640 S. Main Street, Carson, CA 90745

Third party warehouse (Target) location: 13204 Philadelphia Avenue, Fontana, CA 92337

Fine Ventures, LLC, a Delaware LLC—no locations nor operating assets

Fashion Angels Enterprises, Inc., a Wisconsin corporation—no locations nor operating assets

SCHEDULE 4.19